Exhibit 99.1

             Contango Elects to Convert Its Series D Preferred Stock


    HOUSTON--(BUSINESS WIRE)--Jan. 16, 2007--Contango Oil & Gas Company (AMEX:MCF) announced today that it has given notice to the holders of its Series D preferred stock that the Company has elected to convert all of the outstanding shares of Series D preferred stock to shares of common stock. Pursuant to the terms of the Series D preferred stock, the Company set January 15, 2007 as the mandatory conversion date. The outstanding shares of the Series D preferred stock have a face value of $9.5 million, currently pay a 6.0% annual dividend and are convertible into 791,664 shares of Contango common stock. Additionally, 100 shares of Series D preferred stock were converted earlier this fiscal year into 41,666 shares of Contango common stock, at the election of the holder. The shares of common stock issued upon conversion of the Series D preferred stock are registered for resale with the Securities and Exchange Commission.

    Kenneth R. Peak, the Company's Chairman and Chief Executive Officer, said, "We appreciate the confidence and support of our Series D shareholders. Updating our offshore operations, we expect our Eugene Island 10 ("Dutch") well to begin producing by the end of January 2007, and we expect our Grand Isle 72 ("Liberty") well to begin producing, and to spud our Dutch #2 exploration well, by the end of February 2007."

    The Company also announced today that Moblize, Inc. ("Moblize"), an oil field services technology company in which the Company has a 33% ownership interest, has been selected by the Society of Petroleum Engineers Gulf Coast Chapter as one of "Eight Providers of Smart Device Technology" that can assist oil and gas producers improve production operations and better manage reservoir performance. Moblize has been invited to speak at the Smart Devices and Real Time Systems - Value to the Oilfield conference sponsored by Digital Energy on January 26, 2007. See http://www.spegcs.org/en/cev/?1099 for additional information. Moblize develops real time diagnostics and field optimization solutions for the oil and gas industry using open-standards based technologies. Additional information on Moblize can be found at www.moblize.com.

    Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.



    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com